AMENDMENT TO INSTALLMENT NOTE

         The terms of that certain Deed of Trust Note dated June 6, 1995, recorded June 27, 1995 in Book 2260 of Official Records, Page 633, Mendocino County Records, in the original amount of $492,872.00, are hereby amended as follows, with an unpaid principal balance of $264,567.58:

         1. Principal and Interest due in monthly installments of Two Thousand Three Hundred Eighty and 38/100s ($2, 380.38), beginning August 27, 1996 and continuing until June 27, 1997 on which date the remaining unpaid principal sum, together with accrued interest, shall become immediately due and payable at the option of the holder hereof.

        All other terms of said Note and Deed of Trust shall remain unchanged.
Dated: 8-1-96

                /s/  Cordes P. Langley
                Cordes P. Langley, Beneficiary
                /s/  David C. Dutton
                David C. Dutton, Jr., Trustee, Beneficiary
                /s/  Philip G. Langley
                Philip G. Langley, Beneficiary
                /s/  Ellen J. Alexander
                Ellen J. Alexander, Beneficiary
                /s/  Grey M. Dutton
                Grey M. Dutton, Trustee, Beneficiary
                Mendocino Brewing Company
                BY:  /s/  Norman Franks
                Trustor

THIS DOCUMENT IS BEING SIGNED IN COUNTER PART